                                                                   EXHIBIT 10.19

                                  FEE AGREEMENT

                                                June 26, 2002


Childtime Learning Centers, Inc.
38345 West Mile Road, Suite 100
Farmington Hills, Michigan  48335
Attention:  Leonard C. Tylka

Ladies and Gentlemen:

In connection with (a) services Jacobson Partners ("Jacobson") has provided to Childtime Learning Centers, Inc. ("Childtime") during the previous twenty-one months in connection with the preparation of the bid by TT Acquisition LLC ("TT Acquisition"), a subsidiary of Childtime, to acquire specified assets and liabilities of Tutor Time Learning Systems, Inc. ("Tutor Time") out of bankruptcy as well as in connection with previous negotiations between Childtime and Tutor Time, including the conduct of a due diligence review of Tutor Time and its operations and negotiations with Tutor Time's primary secured lender and
(b) such additional services to be provided by Jacobson from the date hereof through the Closing Date (as such term is defined in the proposed Asset Purchase Agreement, dated as of June __, 2002 among TT Acquisition, Tutor Time and the other Sellers named therein) and thereafter, relating to the acquisition of the assets of Tutor Time (assuming TT Acquisition or an affiliate thereof is selected as the winning bidder to purchase the assets of Tutor Time out of bankruptcy), including those services described on the attached Exhibit A, Childtime agrees to pay to Jacobson a fee of $1 million as follows:

Upon the Closing Date, Childtime shall deliver to Jacobson (i) $333,334 in immediately available funds and (ii) 175,438 shares of the common stock, no par value, of Childtime (the "Common Stock") registered in the name of Jacobson or its designee (such number of shares determined based on the 5-day average closing price of a share of Common Stock for the period ended February 15, 2002 (the date upon which such fee was initially discussed by the parties in connection with Childtime's previous negotiations with Tutor Time, which basis of determination was subsequently approved by Childtime's board of directors)). It is agreed and understood that if TT Acquisition (or an affiliate thereof) is not selected as the winning bidder in the auction to purchase the assets of Tutor Time out of bankruptcy or such purchase by TT Acquisition (or another affiliate thereof) is not consummated, no fee shall be payable hereunder and Jacobson shall be under no obligation to continue to provide services hereunder.

Notwithstanding the foregoing, the delivery of any shares of Common Stock, as contemplated under clause (ii) above, will be subject to, and effected only after, the expiration of the fifteen day period following the filing by Childtime, with respect to such shares, of the notification form for listing additional securities with Nasdaq.

Childtime represents and warrants to Jacobson as follows:

         Childtime is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as now and heretofore conducted and to issue to Jacobson all of the shares (the "Fee Shares") of Common Stock to be issued in accordance with this Fee Agreement. Childtime is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the nature of its business make such qualification necessary and where a failure to be so qualified would have material adverse effect on the results of operations, business, assets or financial condition of Childtime.

         (a) the execution, delivery and performance of this Fee Agreement by Childtime and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Childtime, and (b) this Fee Agreement, when duly executed and delivered by Jacobson Partners, will constitute a valid and legally binding instrument of Childtime enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (a) the Fee Shares have been duly authorized by all necessary corporate action of Childtime, and (b) when issued in accordance with such authorization and delivered by Childtime against payment therefor will be validly issued, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of first refusal or any kind; and the holders of the capital stock of Childtime have no preemptive rights with respect to the Fee Shares. The Fee Shares will be free of restrictions on transfer except for restrictions under applicable federal and state securities laws.

Jacobson understands that the shares of Common Stock are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and are restricted securities. Jacobson represents that it is an accredited investor within the meaning of the rules under the Securities Act of 1933, as amended, and that Jacobson is acquiring such securities for its own account for investment and without a view to the distribution thereof.

This letter agreement contains the entire agreement between Childtime and Jacobson concerning the subject matter hereof, and no modifications of this agreement or waiver of the terms and conditions hereof will be binding upon Childtime or Jacobson, unless approved in writing by each of Childtime and Jacobson. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

Please confirm that the foregoing is in accordance with the understandings and agreements of Childtime with Jacobson by signing and returning to Jacobson the duplicate of this letter enclosed herewith.


                                          Very truly yours,

                                          JACOBSON PARTNERS


                                          By: /s/ Benjamin R. Jacobson
                                              ----------------------------------
                                              Name:  Benjamin R. Jacobson
                                              Title: Partner

CONFIRMED AND AGREED:

CHILDTIME LEARNING CENTERS, INC.


By: /s/ Leonard C. Tylka
    --------------------------------
    Name:  Leonard C. Tylka
    Title: Interim Chief Financial Officer

                                   EXHIBIT A

                  Services to be rendered by Jacobson Partners

1. Proposing and assisting in the implementation of integration and consolidation strategies relating to Tutor Time assets and operations.

2.       Monitoring and managing the relationship with Tutor Time franchisees.

3. Assisting Childtime in the recruitment of senior management for the operation of Tutor Time.

4. Assisting Childtime in negotiations with Bank One concerning the amendment of Childtime's Credit Agreement to be entered into in connection with the acquisition of the assets of Tutor Time.